Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 23rd day of February 2022, by and between WW International, Inc., a Virginia corporation (the “Company”), and Sima Sistani (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2. Acceptance and Term of Employment.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The Term of Employment shall commence on March 21, 2022 (the “Commencement Date”) and continue until terminated as provided in Section 7 hereof.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as Chief Executive Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties, authority and responsibilities commensurate with such title. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation. In addition, the Company shall take action to appoint Executive to the Board as of the Commencement Date, and thereafter as necessary, and Executive shall serve as a member thereof during the Term of Employment. All employees of the Company Group shall report to Executive or Executive’s designee, provided that the Chief Financial Officer may also have dotted line reporting to the Board and/or Audit Committee of the Board.

(b) Performance. Executive shall devote Executive’s full business time, attention, skill, and efforts to the performance of Executive’s duties under this Agreement and, except as provided below, shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) materially interferes with the performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of Executive’s judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, which with regard to charitable organizations will not be unreasonably withheld or delayed, (ii) engaging in charitable activities and community affairs, (iii) delivering lectures and fulfilling speaking engagements, and (iv) managing Executive’s personal investments and affairs (collectively, the “Permitted Activities”); provided, however, that the activities set out in clauses (i), (ii), (iii), and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder and do not conflict with any applicable Company policy on conduct. Notwithstanding the foregoing, the activities set forth on Appendix B to this Agreement are approved.

(c) Principal Place of Employment. Executive’s principal place of employment shall be Executive’s office (currently in North Carolina), although Executive understands and agrees that the Company’s scope of operations is global and Executive will be required to travel for business reasons.

Section 4. Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a) Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $1,236,000, with adjustments, if any, as may be approved in writing by the Compensation Committee and subject to annual review for increase (but not decrease).

(b) Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be at least 150% of Base Salary (the “Target Annual Bonus”), with the actual Annual Bonus, which may be more or less, payable being based upon the level of achievement of annual Company objectives for such fiscal year, as determined in good faith by the Compensation Committee in consultation with Executive and with a maximum payout of 300% of Base Salary. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board or the Compensation Committee, if any, under which bonuses are generally payable to senior executives of the Company, as in effect from time to time. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the applicable payment date (subject to Section 7 below). Notwithstanding the foregoing, the actual Annual Bonus paid to Executive in respect of 2022 will be $1,854,000, prorated based on the number of days Executive is employed during the 2022 fiscal year (i.e. $1,854,000 multiplied by a fraction, the numerator of which is the number of days elapsed from the Commencement Date through the end of the fiscal year and the denominator of which is 365).

(c) Annual Equity Incentive. Commencing in 2023, Executive shall be entitled to receive an annual equity grant equal to at least 400% of Base Salary on the date of grant in accordance with terms and conditions of the Company’s stock incentive plan and long term incentive grants made to other executives of the Company. Notwithstanding any accelerated vesting on a change in control that may be provided in the grant provisions applicable to other executives on a change in control, the Company shall not be required to include such provision in the grants given to the Executive, but, instead, the provisions of the Continuity Agreement shall apply. The Company reserves the right to change its grant policy from time to time.

(d) Initial Equity Incentive. On, or as soon as practicable following the Commencement Date, but in any event no later than five (5) business days after the Commencement Date, Executive shall be granted initial equity grants as follows (the “Initial Grants”):

(i) A one-time grant of 325,000 RSUs that vests as to 25% per year on each of the first 4 anniversaries following the Commencement Date subject to Executive’s continued employment on each such vesting date.

(ii) A one-time grant of 450,000 nonqualified stock options with an exercise price per share subject to the option equal to the fair market value of a share of common stock on the grant date (determined by taking the closing price of the Company stock on the grant date) that vests as to 25% per year on each of the first 4 anniversaries following the Commencement Date subject to Executive’s continued employment on each such vesting date. The stock options shall be subject to a 7-year term, but will expire earlier upon Executive’s termination of employment in accordance with the Company’s standard stock option agreement; provided, that in the event of Executive’s termination without Cause or with Good Reason, the vested options shall remain exercisable for the full 7-year term and as otherwise provided in Section 7.

(iii) A one-time grant of 500,000 nonqualified stock options with an exercise price equal to $30 that vests as to 25% per year on each of the first 4 anniversaries following the Commencement Date subject to Executive’s continued employment on each such vesting date. The stock options shall be subject to a 7-year term, but will expire earlier upon Executive’s termination of employment in accordance with the Company’s standard stock option agreement; provided, that in the event of Executive’s termination without Cause or with Good Reason, the vested options shall remain exercisable for the full 7-year term and as otherwise provided in Section 7.

(iv) A one-time grant of 500,000 nonqualified stock options with an exercise price equal to $50 that vests as to 25% per year on each of the first 4 anniversaries following the Commencement Date subject to Executive’s continued employment on each such vesting date. The stock options shall be subject to a 7-year term, but will expire earlier upon Executive’s termination of employment in accordance with the Company’s standard stock option agreement; provided, that in the event of Executive’s termination without Cause or with Good Reason, the vested options shall remain exercisable for the full 7-year term and as otherwise provided in Section 7.

(v) The Initial Grants will be subject to the terms and conditions in the Company’s stock incentive plan and the applicable award agreements, copies of which are appended hereto as Exhibits A, B, C and D.

Section 5. Employee Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6. Reimbursement of Business Expenses.

Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, as in effect from time to time. For avoidance of doubt, the Company shall reimburse Executive with for hotel, lodging or other temporary housing of Executive’s selection near the Company’s headquarters in New York, New York, and shall reimburse Executive for actual expenses incurred for travel between North Carolina and New York, subject to documentation in accordance with the Company’s policy, as in effect from time to time, for up to one year following the Commencement Date, with the total expense for such temporary housing and travel not to exceed $250,000.

Section 7. Termination of Employment.

(a) General. The Term of Employment, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein or in any plan or grant, all of Executive’s rights to Base Salary, Annual Bonus, employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b) Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group.

(c) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability upon the giving of written notice to Executive while the Disability exists, such termination to be effective upon Executive’s receipt of such written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred; and

(iii) An amount equal to (A) the Target Annual Bonus multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such termination and the denominator of which is 365 (or 366, as applicable), which amount shall be paid within thirty (30) days of Executive’s termination date.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company for Cause.

(i) The Company may terminate Executive’s employment at any time for Cause, effective upon delivery to Executive of written notice of such termination; provided, however, Executive’s termination will be subject to any applicable cure period set forth in the definition of Cause and if applicable, will only be effective if Executive fails to cure the event of circumstance constituting “Cause” within such cure period, and

(ii) In the event that the Company terminates Executive’s employment for Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon delivery to Executive of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred;

(iii) Subject to satisfaction of the performance objectives applicable for the fiscal year in which such termination occurs, an amount equal to (A) the Annual Bonus otherwise payable to Executive for the fiscal year in which such termination occurred, assuming Executive had remained employed through the applicable payment date, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such termination and the denominator of which is 365 (or 366, as applicable), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred;

(iv) An amount equal to two (2) times Base Salary, such amount to be paid in substantially equal payments during the Severance Term, and payable in accordance with the Company’s regular payroll practices;

(v) Subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan (including dental), payment, on the first regularly scheduled payroll date of each month during the Severance Term, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in this clause (v) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term; and

(vi) (A) The greater of 50% of the unvested Initial Grants or the next tranche of the Initial Grants shall vest upon such termination, (B) the vested options that were granted pursuant to the Initial Grants will remain exercisable for the full 7-year term of such agreements and (C) all vested options (other than the Initial Grants) if any shall have at least thirty (30) months to be exercised (but not beyond their term).

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv), (v) and (vi) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive materially breaches Section 8 of this Agreement. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(f) Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason in accordance with the time periods and cure periods set forth in the definition of Good Reason. Executive shall be entitled to the same payments and benefits as provided in Section 7(e) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(e) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(g) Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company ninety (90) days’ prior written notice of such termination. In the event of a termination of employment by Executive under this Section 7(g), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (e) or (f) of this Section 7 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, and any remaining Severance Benefits thereafter due shall be provided to Executive according to the applicable schedule set forth herein.

(i) Continuity Agreement. Notwithstanding anything in this Section 7, to the extent Executive is entitled to compensation and/or benefits under the Continuity Agreement, Executive shall not be entitled to any compensation or benefits under this Section 7 of the Agreement, except as set forth in the last paragraph of each of Sections 4(a) and 4(b) of the Continuity Agreement.

Section 8. Restrictive Covenants

(a) General. Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, as a condition of Executive’s employment by the Company, and in consideration of Executive’s employment hereunder and the compensation and benefits provided herein, Executive acknowledges and agrees to the covenants contained in this Section 8. Executive further recognizes and acknowledges that the restrictions and limitations set forth in this Section 8 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

(b) Confidential Information.

(i) Executive acknowledges that, during the Term of Employment, Executive will have access to information about the Company Group and that Executive’s employment with the Company shall bring Executive into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, Executive agrees, at all times during the Term of Employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person without written authorization of the Company, or in the good faith performance of her duties, any Confidential Information; provided that, in addition, Confidential Information may be disclosed pursuant to subpoena or court process to the extent legally required.

(ii) Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose pursuant to the rights under this subsection (b)(ii) any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of Company’s General Counsel or other officer designated by the Company.

(c) Assignment of Intellectual Property.

(i) Executive agrees that Executive will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Executive may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”); provided however, Developments shall not include any of the foregoing to the extent they are created in connection with any Permitted Activity and not otherwise covered by subsection (c)(i) above. Executive further acknowledges that all Developments made by Executive (solely or jointly with others) within the scope of and during the Term of Employment are “works made for hire” (to the greatest extent permitted by applicable law) for which Executive is, in part, compensated by Executive’s Base Salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Executive hereby assigns to the Company, or its designee, all Executive’s right, title, and interest throughout the world in and to any such Development.

(ii) Executive agrees to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the

Company shall deem reasonably necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of the Term of Employment until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse Executive for Executive’s reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of Executive’s mental or physical incapacity or unavailability for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and in Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by Executive. Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(d) Non-Competition. During the Term of Employment and the Post-Termination Restricted Period, Executive shall not, directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, member, security holder, consultant or otherwise) that materially engages in any business which materially competes with the Business within the United States of America or any other jurisdiction in which any member of the Company Group materially engages in business or has demonstrable plans to materially commence business activities in, provided that ownership of less than two percent (2%) of any publicly traded entity or less than five percent (5%) passive ownership in a private equity, hedge fund or other commingled account at the time of investment or any subsequent investment shall not be a violation of the foregoing, provided that Executive agrees that to the extent such ownership exceeds the applicable ownership thresholds following any investment, Executive shall take action to bring Executive’s ownership down to the thresholds set forth above within a reasonable period of time after becoming aware of such exceeding percentage but only to the extent that doing so does not involve the incurrence of penalties.

(e) Non-Interference. During the Term of Employment and the Post-Termination Restricted Period, Executive shall not, directly or indirectly for Executive’s own account or for the account of any other Person, engage in Interfering Activities or otherwise interfere with the operations of the Company.

(f) Return of Documents. In the event of Executive’s termination of employment hereunder for any reason, Executive shall deliver to the Company (and will not keep in Executive’s possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by Executive pursuant to Executive’s employment hereunder or otherwise belonging to the Company Group. Notwithstanding the foregoing, Executive may retain Executive’s address book to the extent it only contains contact information and the Company shall cooperate with the Executive in transferring to Executive her personal phone number if in Company name.

(g) Independence; Severability; Blue Pencil. Each of the rights enumerated in this Section 8 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Section 8 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Section 8, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and Executive agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 9. Injunctive Relief. Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Section 8 hereof may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 8 hereof. Notwithstanding any other provision to the contrary, Executive acknowledges and agrees that the Post-Termination Restricted Period for the covenants violated shall be tolled during any period of material violation of any of the covenants in Section 8 hereof if it is ultimately determined that Executive was in breach of such covenants.

Section 10. Representations and Warranties of Executive.

Executive represents and warrants to the Company that-

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement with any Person by which Executive is or may be bound; and

(c) In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment or service with any prior service recipient.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, or recoupment of agreed amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule, no right shall exist with regard to setoff or recoupment to the extent it would violate Section 409A of the Code and there shall be no right to setoff or recoupment with regard to any not agreed upon amounts. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 7(e)(v) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(d) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code) provided that the Company Group act in reasonable good faith in connection with complying with Section 409A of the Code.

Section 14. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective permitted successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person other than to an acquiror of all or substantially all of the assets of the Company who assumes the agreement in writing.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(c) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15. Indemnification.

Executive shall be entitled to indemnification to the maximum extent permitted by law with regard to actions or inactions taken in good faith performance of Executive’s duties to the Company Group and to and directors and officers liability insurance coverage in accordance with the Company’s policies that cover officers and directors generally.

Section 16. Continuity Agreement.

Simultaneous with execution of this Agreement, the Executive and the Company will enter into a continuity agreement, substantially in the form attached hereto as Exhibit F.

Section 17. Legal Fees.

The Company shall pay or reimburse Executive for the reasonable cost of attorney’s fees incurred in the negotiation of this Agreement and related agreements within sixty (60) days of receipt of documentation reasonably satisfactory to the Company of the incurrence of such attorney’s fees (with recognition that such documentation will include attorney and time, but not the details of services), such reimbursement not to exceed $25,000.

Section 18. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. The Executive may rely on any signature of the Chairman of the Board or the Chairman of the Compensation Committee as having been authorized by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 19. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 20. Governing Law; Waiver of Jury Trial.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK. ANY PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT IN THE STATE COURTS OR FEDERAL COURTS OF THE STATE OF NEW YORK. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 21. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 22. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 23. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 24. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 25 of this Agreement (together with any related definitions set forth on Appendix A) shall survive to the extent necessary to give effect to the provisions thereof.

Section 25. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*        *         *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WW INTERNATIONAL, INC.

/s/ Raymond Debbane
By: Raymond Debbane Title: Chairman of the Board

EXECUTIVE

/s/ Sima Sistani
Sima Sistani

APPENDIX A

Definitions

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to Company equity (or equity derivatives), in accordance with the terms contained therein, or in any grant, and (iv) all rights to indemnification and directors and officers liability insurance coverage.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d) “Base Salary” shall mean the salary provided for in Section 4(a), as increased from time to time.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Business” shall mean any business activities related to wellness and self-improvement services, products and media (including but not limited to those focused on weight loss, fitness, healthy living and emotional well-being) or any other business activity that is materially competitive with the then current or demonstrably planned business activities of the Company Group.

(g) “Business Relation” shall mean any current or actively and materially pursued prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6) month period, in each case, with whom Executive transacted business or whose identity became known to Executive in connection with Executive’s employment hereunder.

(h) “Cause” shall mean (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under the Agreement; provided, further, that Executive’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Executive’s employment for Cause; (ii) a material breach by Executive of a fiduciary duty owed to the Company which, in the good faith reasonable determination of the Board, undermines the confidence of the Board in Executive’s fitness to continue in Executive’s position; provided, however, that, to the extent such material breach can be remedied, the Board’s determination as to whether “Cause” exists under this clause (ii) shall take into account any remedial action taken by Executive, including any such action taken during the five (5) day period following the Board’s provision to Executive of a written demand for remedial action, which demand specifically identifies the manner in which the Company believes that Executive has materially breached such fiduciary duty; (iii) a material breach by Executive of the covenants made by

Executive pursuant to this Agreement or otherwise in writing to the Company; provided, however, that in the event such material breach is curable, Executive shall have failed to remedy such material breach within ten (10) days of Executive having received a written demand for cure by the Board, which demand specifically identifies the manner in which the Company believes that Executive has materially breached any of the covenants made by Executive in this Agreement or otherwise; (iv) Executive’s continued failure to attempt in good faith to perform Executive’s material duties with the Company or otherwise follow the reasonable and legal direction of the Board (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) for a period of five (5) business days following Executive’s receipt of written notice signed by the Board which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties, provided if Executive’s whereabouts are unknown to the Company, then such termination shall be effective within eight (8) days of the sending of such notice, or (v) a knowing and material violation by Executive of any material Company policy pertaining to ethics, wrongdoing or conflicts of interest, provided such policy has been communicated to Executive in writing (which may have been through electronic means) prior to such violation; provided, that with respect to each of clauses (i) through (v) above, “Cause” shall be deemed to exist solely if it is so determined in good faith by the vote of not less 2/3 of the Board (excluding Executive).

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(j) “Company” shall have the meaning set forth in the preamble hereto.

(k) “Company Group” shall mean the Company together with any of its direct or indirect subsidiaries, in which directly or indirectly owns more than fifty percent (50%) of the capital interests or interests required to elect the majority of the board.

(l) “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(m) “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive may become acquainted during the term of Executive’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly known through no unauthorized disclosure by Executive.

(n) “Continuity Agreement” shall mean the Continuity Agreement between Executive and the Company, substantially in the form attached hereto as Exhibit F, as may be amended.

(o) “Delay Period” shall have the meaning set forth in Section 13 hereof.

(p) “Development” shall have the meaning set forth in Section 8(c) hereof.

(q) “Disability” shall mean any incapacity due to physical or mental illness or incapacity of Executive that has prevented the fulltime performance of Executive’s material duties with the Company for a period of six (6) consecutive months. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld, delayed or conditioned). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(r) “Executive” shall have the meaning set forth in the preamble hereto.

(s) “Good Reason” shall mean, without Executive’s consent, (i) the Company’s material breach of this Agreement, (ii) the material reduction in Executive’s title, duties, reporting responsibilities or level of responsibilities, (iii) a material reduction in the Base Salary or Target Annual Bonus or (iv) a relocation by the Company of Executive’s principal place of business; provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (i), (ii), (iii) or (iv) shall have occurred and Executive provides the Company with written notice thereof within ninety (90) days after the initial occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within one hundred and twenty (120) days after the date of delivery of the notice referred to in clause (x) above. Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(f) hereof.

(t) “Governmental Entity” shall have the meaning set forth in Section 8(b) hereof.

(u) “Interfering Activities” shall mean, except in the good faith performance of Executive’s duties to the Company Group, (A) recruiting, encouraging, soliciting, or inducing, or in any manner attempting to recruit, encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring, or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any material way interfering with the relationship between any such Business Relation and the Company Group. The foregoing restrictions shall not be violated by (i) general untargeted advertising (solely with respect to solicitation) or (ii) by serving as a reference upon request to any individual who is not an executive committee member.

(v) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(w) “Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the second anniversary of such date of termination.

(x) “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit E (as the same may be revised from time to time by the Company upon the advice of counsel) for purposes of compliance with legal requirements.

(y) “Severance Benefits” shall have the meaning set forth in Section 7(h) hereof.

(z) “Severance Term” shall mean the 24 month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.

(aa) “Target Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(bb) “Term of Employment” shall mean the period specified in Section 2 hereof.

Exhibit A-D

Equity Documents

Exhibit E

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated February 23, 2022, with WW International, Inc. (the “Employment Agreement”)), and other good and valuable consideration, I, Sima Sistani, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with, in such capacities, their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the New York Executive Law, the New York State Human Rights Law, the New York State Constitution, the New York Labor Law, the New York Paid Family Leave Law, the New York Civil Rights Law, the New York City Human Rights Law, and the New York City Administrative Code, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 of the Employment Agreement, (ii) any claims that cannot be waived by law, (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws, other plans or agreements, by law, or a Company insurance policy providing such coverage, as any of such may be amended from time to time (subject to the terms of Section 15 of the Employment Agreement) or (iv) rights with regard to equity I own in the Company.

I expressly acknowledge and agree that I –

•	Am able to read the language, and understand the meaning and effect, of this Release;

•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•

Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•

Had or could have [twenty-one (21)][forty-five (45)][1] days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

[1]

To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. A class action in which I am not a named plaintiff shall not be deemed filed by me. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group (as defined in my Employment Agreement) and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

Sima Sistani Date:

Exhibit F

CONTINUITY AGREEMENT

Appendix B

Non-competitive angel investments (directly or through Sequoia Scouts).

Limited partner (investor) in Lightspeed Venture Partners and Female Founders Fund.

Advisor to Sequoia Scouts.